As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-267100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-267100

UNDER

THE SECURITIES ACT OF 1933

MANITEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

J. Michael Coffey

Chief Executive Officer

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

708-430-7500

(Address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Todd M. Kaye, Esq.

Bryan Cave Leighton Paisner LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

(314) 259-2000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Manitex International, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) this post-effective amendment (this “Post-Effective Amendment”) to deregister all securities of the Registrant, previously registered under the following Registration Statement on Form S-3 (the “Registration Statement”):

•

Registration Statement No.  333-267100, filed with the SEC on August 26, 2022, registering up to a total dollar amount of $75,000,000 of the Registrant’s common stock, no par value per share; preferred stock, no par value per share; debt securities; warrants; units; or purchase rights in one or more offerings.

On January 2, 2025, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of September 12, 2024, by and among the Registrant, Tadano Ltd., a Japanese corporation (“Tadano”) and Lift SPC Inc., a Michigan corporation and wholly owned subsidiary of Tadano (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of Tadano.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, State of Illinois, on January 3, 2025.

MANITEX INTERNATIONAL, INC.

By:	/s/ J. Michael Coffey
J. Michael Coffey
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.